UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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ebank Financial Services, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ebank Financial Services, Inc.
2410 Paces Ferry Road, Suite 190
Atlanta, Georgia 30339

Notice of Annual Meeting of Shareholders

Dear Fellow Shareholder:

     We cordially invite you to attend the 2005 Annual Meeting of Shareholders of ebank Financial Services, Inc., the holding company for ebank. At the meeting, we will report on our performance in 2004 and answer your questions. We look forward to discussing our plans with you. We hope that you can attend the meeting and look forward to seeing you there.

     This letter serves as your official notice that we will hold the meeting on Monday, May 16, 2005 at 4:00 p.m. at our offices at 2410 Paces Ferry Road, Suite 190, Atlanta, Georgia, for the following purposes:

1.	To elect two members to the board of directors;

2.	To approve an amendment to the 1998 Stock Incentive Plan; and

3.	To transact any other business that may properly come before the meeting or any adjournment of the meeting.

     Shareholders of record owning our common stock at the close of business on April 8, 2005 are entitled to attend and vote at the meeting or any adjournment thereof. A complete list of these shareholders will be available at the Company’s offices prior to the meeting.

     Please use this opportunity to take part in the affairs of your company by voting on the business to come before this meeting.

By Order of the Board of Directors,
/s/ James L. Box
James L. Box
Chief Executive Officer

Atlanta, Georgia
April 18, 2005

IMPORTANT NOTICE

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE IN THE POSTAGE PAID ENVELOPE PROVIDED.

ebank Financial Services, Inc.
2410 Paces Ferry Road, Suite 190
Atlanta, Georgia 30339

Proxy Statement for Annual Meeting of
Shareholders to be Held on May 16, 2005

     Our board of directors is soliciting proxies for the 2005 Annual Meeting of Shareholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. We encourage you to read it carefully.

Voting Information

     The board set April 8, 2005 as the record date for the meeting. Shareholders of record owning our common stock at the close of business on that date are entitled to attend and vote at the meeting, with each share entitled to one vote. There were 6,371,458 shares of common stock outstanding on April 8, 2005. A majority of the shares of common stock entitled to vote must be present or represented by proxy at the meeting in order to constitute a quorum. We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists.

     When you sign the proxy card, you appoint James L. Box and Gary M. Bremer as your representatives at the meeting. Mr. Box and Mr. Bremer will vote your proxy as you have instructed them on the proxy card. If you submit a proxy but do not specify how you would like it to be voted, Mr. Box and Mr. Bremer will vote your proxy for the election to the board of directors of all nominees listed below under “Election of Directors” and for the proposal to amend the Company’s 1998 Stock Incentive Plan. We are not aware of any other matters to be considered at the meeting. However, if any other matters come before the meeting, Mr. Box and Mr. Bremer will vote your proxy on such matters in accordance with their judgment.

     You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by signing and delivering another proxy with a later date or by voting in person at the meeting.

     Brokers who hold shares for the accounts of their clients may vote these shares either as directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members. Proxies that brokers do not vote on some proposals but that they do vote on others are referred to as “broker non-votes” with respect to the proposals not voted upon. A broker non-vote does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority. In addition, if a shareholder abstains from voting on a particular proposal, the abstention does not count as a vote in favor of or against the proposal. The directors will be elected by a plurality of the votes cast at the meeting. This means that the two nominees receiving the highest number of votes will be elected. Thus, abstentions and broker non-votes will have no effect on the outcome of the election of directors. Approval of the proposed amendment to the Company’s 1998 Stock Incentive Plan will require the affirmative vote of a majority of the votes cast. Accordingly, abstentions and broker non-votes will have no effect on the approval of such amendment.

     We are paying for the costs of preparing and mailing the proxy materials and of reimbursing brokers and others for their expenses in forwarding copies of the proxy materials to our shareholders. Our officers and employees may assist in soliciting proxies but will not receive additional compensation for doing so. In addition to solicitation by mail, our officers and regular employees may solicit proxies from shareholders by telephone, telegram or personal interview. In addition, the Company has engaged the services of Corporate Communications, Inc. to assist in the solicitation of proxies. The Company expects to pay to Corporate Communications, Inc. a fee for proxy solicitation services totaling approximately $5,000. We are distributing this proxy statement on or about April 18, 2005.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

     The board of directors is divided into three classes with staggered terms, so that the terms of only approximately one-third of the board members expire at each annual meeting. The current terms of the Class I directors will expire at the meeting. The terms of the Class II directors expire at the 2006 Annual Shareholders Meeting. The terms of the Class III directors will expire at the 2007 Annual Shareholders Meeting. Our directors and their classes are:

Class I	Class II	Class III

Terry L. Ferrero Walter Drakeford	Gary M. Bremer Don B. Stout Gregory J. Corona	Richard D. Jackson James L. Box Kevin W. Link

     Shareholders will elect two nominees as Class I directors at the meeting to serve three-year terms expiring at the 2008 Annual Meeting of Shareholders.

     The board of directors recommends that you elect Terry L. Ferrero and Walter Drakeford as Class I directors.

     If you submit a proxy but do not specify how you would like it to be voted, Mr. Box and Mr. Bremer will vote your proxy to elect Mr. Ferrero and Mr. Drakeford. If any of these nominees are unable or fail to accept nomination or election (which we do not anticipate), Mr. Box and Mr. Bremer will vote instead for a replacement to be recommended by the board of directors.

Nominees for Directorships

     Terry L. Ferrero, age 53, has been one of our directors since our formation in August 1997. Since 1999, he has been the Founder and Chairman of the Board of New Magnolia Window and Door Corporation, a manufacturer of vinyl windows and doors located in Baldwin, Georgia. Since 2003, he has been the Founder and President of Gutter Protection Products of America, a distributor of gutter products located in Atlanta, Georgia. Since 1991, Mr. Ferrero has served as president and chief executive officer of American Wholesale Building Supply Company, a wholesale distributor of building supplies in Georgia, Alabama, Florida, South Carolina, and Tennessee. From 1976 until he founded American Wholesale in 1991, Mr. Ferrero was a sales executive with the Building Products Division of United States Steel Corporation. Mr. Ferrero was also an organizer and is a director of ebank.

     Walter Drakeford, age 60, was appointed to our board of directors in May 2001. Mr. Drakeford serves as the managing director of Drakeford & Drakeford, P.A. in Fredericksburg, Virginia, a public accounting firm for which he has worked for over 20 years. Mr. Drakeford holds a finance degree from the University of Berlin and a Masters of Business Administration degree from Head University. He also holds a juris doctorate law degree from Thomas Jefferson School of Law.

Other Directors and Executive Officers

     Richard D. Jackson, age 68, was named chairman of our board and appointed to serve as a director of ebank on October 26, 2000. Since 1996, Mr. Jackson has worked as a private business consultant. Prior to his consulting business, Mr. Jackson served as chief operations officer from 1993 to 1994 and vice chairman from 1994 to July 1995 of First Financial Management Corporation. From 1974 to 1993, he served as president and chief executive officer of First Georgia Bank and Georgia Federal Bank. Mr. Jackson has served as a director for Schweitzer Mauduit International, Inc. since 1995.

     James L. Box, age 57, serves as one of our directors and as our president and chief executive officer. Mr. Box has over 30 years experience in the financial services industry. He has held several senior level banking positions at Georgia Federal Bank, First Union National Bank and First Georgia Bank. Most recently, Mr. Box served as president and chief executive officer of Ashford Investment Group, a financial services consulting firm he founded in 1997. From 1993 to 1997, Mr. Box was senior vice president and director of corporate development at First Image Management Company, a subsidiary of First Data Corporation. Mr. Box holds degrees from

Jacksonville State University and the University of Alabama – Birmingham. He is also a graduate of the Stonier Graduate School of Banking at Rutgers University. Mr. Box attended the Executive Program at the University of North Carolina-Chapel Hill.

     Gary M. Bremer, age 65, has been one of our directors since our formation in August 1997. From October 1996 until he retired in July 1998, Mr. Bremer was the chairman of Simione Central Holdings, Inc., a publicly traded information systems and management services company in the home health industry. He also served as Simione Central’s chief executive officer from October 1996 to April 1997. From 1978 until October 1996, Mr. Bremer served as president and chief executive officer of Central Health Holding Company, Inc. and its subsidiary, Central Health Services, Inc. He is the co-founder and a director for the Foundation for Medically Fragile Children, and a member of the board of directors for the Medal of Honor Foundation, a foundation organized by and under the Congressional Medal of Honor Society of America. Until December 1998, Mr. Bremer was a director of Fayette County Bank. Mr. Bremer was also an organizer and is a director of ebank.

     Don B. Stout, age 69, was appointed to our board of directors in December 2000. Mr. Stout served as president and chief executive officer of Cordova Realty, Inc. from January 1994 until 2003. He currently serves as chairman and a member of the board of directors of Cordova Realty II, LLC. Prior to joining Cordova Realty, Inc., Mr. Stout had a 32-year career in banking. From 1982 to 1993, he served in various capacities at Georgia Federal Bank, including senior executive vice president, chief banking officer, and chief operating officer. From 1980 to 1982, he was chief executive officer and president of Home Savings Bank in Reno, Nevada.

     Gregory J. Corona, age 50, was appointed to our board of directors effective March 1, 2002. Mr. Corona is a principal of Paladin General Holdings, LLC, the General Partner of Paladin Capital Partners Fund, L.P., a private equity fund. From April 2000 until August 2002, Mr. Corona was a senior vice president and chief financial officer of enfoTrust Networks, an Atlanta based technology company. Mr. Corona has held numerous senior management positions including president and chief executive officer of International Voyager Media and its successor company, ABARTA Media, the largest publisher of travel publications and related media in the United States. Mr. Corona also serves as a director of CompuCredit Corporation. Mr. Corona is a 1976 graduate of Michigan State University and earned his master’s degree from the University of Detroit in 1979.

     Kevin W. Link, age 42, was appointed to our board of directors effective April 1, 2004. Mr. Link serves as President and CEO of Altius Solutions, LLC, a privately owned company providing management services in Atlanta. He currently serves as the Executive Director of AMIfs, a non-profit banking organization dedicated to promoting research and education for finance executives in financial services companies. Mr. Link has over 19 years of financial services industry experience serving as a consultant to over 200 banks as a previous Associate Partner with Anderson Consulting and Senior Manager with Ernst & Young. Mr. Link is also very active in the local community serving on the Board of The Vinings Club and the Vinings Homeowners Association. In 2003, Mr. Link was selected as Vinings Citizen of the Year. He holds a BA degree from North Carolina State University and is a CPA and CMA.

     Wayne W. Byers, age 48, has served as our senior vice president and chief financial officer since December 2000. Mr. Byers served as our financial reporting manager and controller from November 1999 until his promotion to chief financial officer. From April 1990 to November 1999, Mr. Byers held management positions in accounting and treasury management with The Prudential Bank and The Prudential Savings Bank, banking units of Prudential Financial, located in Atlanta, Georgia. Mr. Byers is a 1981 graduate of The University of Georgia and earned his master’s degree from Georgia State University in 1984. He is a CPA and CCM.

     Michael J. Curasi, age 54, has served as our Senior Vice President and Senior Credit Officer since October 2002. He joined ebank as a Loan Officer in July of 2002. Mr. Curasi has over 30 years experience as a Commercial Lender, Commercial Loan Manager and Community President. He has served in these capacities at Southeast Bank, SunTrust Bank and Bank of North Georgia. He is a 1972 Graduate of the University of Florida with a degree in Accounting and Finance.

Compensation of Directors and Executive Officers

Summary of Cash and Certain Other Compensation

     Executive Compensation. The following table shows the compensation we paid to our chief executive officer, chief financial officer and senior credit officer of the bank for the years ended December 31, 2004, 2003, and 2002. We did not have any other executive officers who earned total annual compensation, including salary and bonus, in excess of $100,000 in 2004.

Summary Compensation Table

		Annual Compensation					Long Term Compensation Awards
					Other annual		Securities
Name and Principal Position	Year	Salary ($)		Bonus	compensation ($)		Underlying Options (#)
James L. Box	2004	$175,000		0	$11,032	(1)	150,000
Chief Executive Officer and President	2003	$166,667		0	$10,527	(1)	0
	2002	$150,000		0	$9,773	(1)	0

Wayne W. Byers	2004	$112,000		0	$6,822	(2)	0
Chief Financial Officer	2003	$107,417		$10,000	$7,454	(2)	0
	2002	$104,083		0	$6,429	(2)	5,000

Michael J. Curasi	2004	$105,000		0	$6,000	(3)	0
Senior Credit Officer	2003	$92,083		0	$4,750	(3)	0
	2002	$35,208	(3)	0	$1,323	(3)	5,000

(1)	Includes $8,464, $7,644 and $7,602 in personal automobile expenses and $2,568, $2,883 and $2,171 in athletic club dues for the years ended December 31, 2004, 2003 and 2002, respectively.

(2)	Includes $6,354, $6,361 and $6,429 in personal automobile expenses for the years ended December 31, 2004, 2003 and 2002 and $468 and $1,093 in athletic club dues for the years ended December 31, 2004 and 2003.

(3)	Includes $6,000, $4,750 and $1,323 in personal automobile expenses for the years ended December 31, 2004, 2003 and 2002. Mr. Curasi became senior credit officer in November 2002.

Employment Agreements

     In May 2002, we entered into an employment agreement with Mr. Box, our chief executive officer, and amended such agreement effective June 21, 2004 and March 28, 2005. The employment agreement, as amended, includes the following principal terms:

•	Serves as president and chief executive officer of ebank Financial Services, Inc.;

•	Base salary of $150,000, which may be increased by the board of directors periodically (current base salary of $175,000);

•	Term of one year, which is subject to renewal each year thereafter for additional one year periods until death, disability, termination, or resignation;

•	Opportunity for additional incentive compensation based on criteria to be established by the compensation committee of the board of directors;

•	Participates in retirement, welfare, and other benefit programs;

•	Entitled to life and health insurance;

•	Receives reimbursement for travel and business expenses and a monthly automobile allowance;

•	During his employment with us and for two years following termination of his employment, Mr. Box may not (i) solicit any of our customers for the purpose of providing any competitive product or service, (ii) solicit or induce any of our employees for employment, or (iii) disclose any of our confidential information;

•	Prohibits Mr. Box from disclosing any of our trade secrets during or after his employment;

•	If Mr. Box is terminated without cause (as defined in the employment agreement), the Company must pay Mr. Box severance compensation in an amount equal to 100% of his then-current monthly base salary each month for 24 months from the date of termination, plus any bonus earned or accrued through the date of termination and a pro rata share of any bonus with respect to the current fiscal year which had been earned as of the date of termination;

•	In the event of a change in control (as defined in his employment agreement) and either (i) Mr. Box is terminated without cause or (ii) Mr. Box terminates his employment for good reason (as defined in his employment agreement), in either case within the twelve (12) months following such change in control, then:

(a)	the restrictive covenants contained in his employment agreement shall not apply after such termination; and

(b)	Mr. Box is entitled to (1) any sums due him as base salary and/or reimbursement of expenses through the date of such termination, plus any bonus earned or accrued through the date of termination (including any amounts awarded for previous years but which were not yet vested) and a pro rata share of any bonus with respect to the current fiscal year which had been earned as of the date of his termination (and any forfeiture in other restrictive provisions applicable to each award shall not apply); and (2) a lump sum payment in an amount equal to his then current annual base salary multiplied by 2.99.

     In January 2002, we entered into an employment agreement with Mr. Byers, our chief financial officer, which includes the following principal terms:

•	Serves as chief financial officer of ebank Financial Services, Inc.;

•	Base salary of $100,000 in 2002, which may be increased by the board of directors periodically (current base salary of $112,000);

•	Term of one year, which is extended automatically for additional one year periods unless either party to the agreement provides the other party with written notice 30 days before the expiration of the current term of its or his intention not to renew the agreement;

•	Opportunity for additional incentive compensation based on criteria to be established by the compensation committee of the board of directors;

•	Participates in retirement, welfare, and other benefit programs;

•	Entitled to life and health insurance;

•	Receives reimbursement for travel and business expenses and a monthly automobile allowance;

•	During his employment with us and for two years following termination of his employment, Mr. Byers may not (i) solicit any of our customers for the purpose of providing any competitive product or service, (ii) solicit or induce any of our employees for employment, or (iii) disclose any of our confidential information;

•	Prohibits Mr. Byers from disclosing any of our trade secrets during or after his employment;

•	If Mr. Byers is terminated without cause (as defined in the employment agreement), the Company must pay Mr. Byers severance compensation in an amount equal to 100% of his then-current monthly base salary each month for three months from the date of termination, plus any bonus earned or accrued through the date of termination and a pro rata share of any bonus with respect to the current fiscal year which had been earned as of the date of termination; and

•	If a change in control (as defined in the employment agreement) occurs, and either (i) Mr. Byers terminates his employment for any reason within either 90 days of the occurrence of a change in control or within 90 days of the one year anniversary of the occurrence of a change in control; or (ii) the Company terminates Mr. Byers without cause (as defined in the employment agreement) within 90 days of the occurrence of a change in control, then:

(a)	the restrictive covenants contained in the employment agreement shall not apply after such termination; and

(b)	if the change in control resulted in a diminution of duties, required relocation or similar grievous action, Mr. Byers shall be entitled to the following: (1) any sums due him as base salary and/or reimbursement of expenses through the date of such termination, plus any bonus earned or accrued through the date of termination; and (2) a lump sum payment in an amount equal to his then current annual base salary multiplied by the original full term (as defined in the employment agreement).

     In April 2003, we entered into an employment agreement with Mr. Curasi, our chief credit officer, which includes the same principal terms as Mr. Byers’ employment contract discussed above except that Mr. Curasi’s base annual salary was initially $95,000, which may be increased by the board of directors periodically (current base salary of $105,000).

Director Compensation

     Directors who are employees of the Company do not receive any additional compensation for their services as members of the Board of Directors. We pay non-employee directors, other than our chairman of the board, $400 for each board meeting attended in person and $200 for attendance via teleconference. We pay our chairman of the board $5,000 per month in director’s fees and he does not receive additional fees for meeting attendance. We also pay on the behalf of our chairman of the board certain athletic club dues (amounting to approximately $1,428 in 2004). We typically do not reimburse our directors for out-of-pocket expenses they incur in connection with their attendance at meetings except for airfare. In the past, we have awarded our directors options to purchase our common stock for their service on the board of directors under our 1998 Stock Incentive Plan, but no such options were awarded during the year ended December 31, 2004.

Option Grants In Last Fiscal Year

     The following table sets forth information concerning the grant of stock options to our Chief Executive Officer, the only named executive officer who received a stock option grant during the year ended December 31, 2004.

	Number of Securities	Percent of Total Options	Exercise or
	Underlying Options Granted	Granted to Directors and	Base Price	Expiration
	(#)	Employees in Fiscal Year	($/SH)	Date
James L. Box	150,000(1)	100%	$1.25	8/9/2014

(1) These options represent a single grant issued outside of the terms of the Company’s 1998 Stock Incentive Plan and are 100% vested. If Mr. Box is obligated to pay any income, employment or other withholding taxes as a result of the exercise of the option, the Company must pay Mr. Box an additional Gross-Up Payment equal to the amount necessary so that the net amount retained by him, after subtracting all federal, state or local income, employment or other withholding taxes, is equal to the net amount he would have retained if no such taxes had been imposed and no Gross-Up Payment had been paid.

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Aggregated Option Exercises and Year-end Option Values

     The following table provides information regarding the value of all unexercised options held by the named executive officers at December 31, 2004. During 2004, none of the named executive officers exercised stock options.

	Number of Unexercised Securities		Value of Unexercised In-the-Money
	Underlying Options at Fiscal year End(#)		Options at Fiscal Year End ($)(1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
James L. Box	185,000	0	0	0
Wayne W. Byers	15,833	1,667	0	0
Michael J. Curasi	3,333	1,667	0	0

(1) Based on the closing price of our common stock of $0.95 on December 31, 2004, none of these options were considered to be in-the-money.

Equity Compensation Plan Information

     The following table sets forth information as to the Company’s equity compensation plans as of the end of the Company’s 2004 fiscal year:

Number of securities remaining
	Number of		available for future issuance
	securities to be		under equity compensation
	issued upon	Weighted-average	plans
	exercise of the	exercise price of	(excluding securities
	outstanding options,	outstanding options,	reflected in
	warrants and rights	warrants and rights	column (a))
Plan Category	(a)	(b)	(c)
Equity Compensation Plans approved by security holders (1)	212,917	$3.16	7,083
Equity Compensation Plans not approved by security holders (2)	150,000	$1.25	0

(1) All options relate to grants pursuant to the Company’s 1998 Stock Incentive Plan.

(2) Effective August 9, 2004, the Company granted a nonqualified stock option to James L. Box, the Company’s Chief Executive Officer, to purchase 150,000 shares of the Company’s common stock at an exercise price of $1.25 per share, the fair market value of the common stock on the date of grant. These options represent a single grant issued outside of the terms of the Company’s 1998 Stock Incentive Plan. These options are exercisable immediately and generally expire ten years from the date of grant. However, in the event of termination of employment, Mr. Box must exercise the option within a period ending on the earlier of (i) the one year period following the event of termination; or (ii) the expiration date of the option. Upon the exercise of the option, Mr. Box must pay the exercise price either in cash or through the delivery of shares of the Company’s common stock owned by him (or a combination of the foregoing). Additionally, at the Company’s discretion, all or a portion of the exercise price may be paid by withholding shares of common stock otherwise issuable upon exercise of the option. If Mr. Box is obligated to pay any income, employment or other withholding taxes as a result of the exercise of the option, the Company must pay Mr. Box an additional Gross-Up Payment equal to the amount necessary so that the net amount retained by him, after subtracting all federal, state or local income, employment or other withholding taxes, is equal to the net amount he would have retained if no such taxes had been imposed and no Gross-Up Payment had been paid.

Security Ownership of Certain Beneficial Owners and Management

     The following table shows how much of our common stock is owned by our directors, named executive officers, owners of more than 5% of our common stock and our directors and executive officers as a group as of March 30, 2005. Unless otherwise indicated, the address of each of the beneficial owners identified is c/o ebank Financial Services, Inc., 2410 Paces Ferry Road, Suite 190, Atlanta, Georgia 30339.

     The right to acquire column in the table reflects all shares of common stock that each individual has the right to acquire through the conversion of preferred stock or the exercise of warrants or stock options within 60 days of March 30, 2005. Under SEC rules, securities in the right to acquire column are deemed to be outstanding and to be beneficially owned by the person or group holding those convertible securities when computing the percentage ownership of that person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group. A person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose or to direct the disposition of such security. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities. Except as otherwise indicated, each of the beneficial owners identified possessed sole voting and investment power with respect to all shares beneficially owned.

		Right to		Shares Beneficially
	Number of	Acquire Within		Owned as a Percentage
Name of Beneficial Owner	Shares Owned	60 Days		of Shares Outstanding
Roy Jones (1)	1,185,000	0		18.6%
Laytona Jones (2)	1,185,000	0		18.6%
Edward L. Terry and Elaine C. Terry, Davis Terry, L.P, Davis Terry Management Company, LLC and EMT Properties, Inc. Profit Sharing Plan, as a group (3)	885,632	0		13.9%
Tommy Duncan	505,545	120,000	(4)	9.6%
Roy Jones 2004 Family Trust (5)	592,500	0		9.3%
Laytona Jones 2004 Family Trust (6)	592,500	0		9.3%
Billy R. Jones	49,710	300,000	(7)	5.2%
Richard D. Jackson	108,406	133,000	(8)	3.7%
Terry L. Ferrero	125,507	94,857	(9)	3.4%
James L. Box	25,000	185,000	(10)	3.2%
Don Stout (11)	59,114	72,000		2.0%
Gary M. Bremer	48,481	34,857	(12)	1.3%
Walter Drakeford	0	12,000	(13)	*
Wayne W. Byers	10,000	17,500	(14)	*
Michael J. Curasi	20,000	3,333	(15)	*
Gregory J. Corona	0	8,000	(16)	*
Kevin W. Link	0	0		—
All directors and executive officers as a group (10) persons	396,508	560,547	(17)	13.8%

*	Percentage of shares beneficially owned does not exceed 1% of the shares.

1.	According to a Schedule 13D filed with the SEC on November 1, 2004, Roy Jones owns no shares of common stock directly. As co-trustee of the Roy Jones 2004 Family Trust and the Laytona Jones 2004 Family Trust, he shares voting and investment power with respect to 1,185,000 shares of common stock. His address is 6001 Liveoak Parkway, Norcross, Georgia 30093.

2.	According to a Schedule 13D filed with the SEC on November 1, 2004, Laytona Jones owns no shares of common stock directly. As co-trustee of the Roy Jones 2004 Family Trust and the Laytona Jones 2004 Family Trust, she shares voting and investment power with respect to 1,185,000 shares of common stock. Her address is 6001 Liveoak Parkway, Norcross, Georgia 30093.

3.	According to a Schedule 13D and a Form 4 filed by the group with the SEC on June 15, 2004 and August 17, 2004, respectively, of the total shares beneficially owned, 2,000 shares are owned directly by Edward L. Terry, 28,800 shares are owned directly by EMT Properties, Inc. Profit Sharing Plan (Edward L. Terry is the managing trustee and is a beneficiary under such plan) and 854,832 shares are owned directly by Davis Terry, L.P. (Davis Terry Management Company, LLC is the general partner of Davis Terry, L.P. and Edward L. Terry and Elaine C. Terry are members of such LLC). The address of each individual and entity of the group is 2401 Lake Park Drive #355, Smyrna, Georgia, 30080.

4.	According to a Schedule 13G filed with the SEC on January 4, 2005, represents 80,000 shares of preferred stock convertible into 80,000 shares of common stock and currently exercisable warrants to purchase 40,000 shares of common stock. The address of Mr. Duncan is 554 Duncan Road, Royston, Georgia 30662.

5.	According to a Schedule 13D filed with the SEC on November 1, 2004, all shares are owned directly by the Roy Jones 2004 Family Trust. The address of such trust is 6001 Liveoak Parkway, Norcross, Georgia 30093.

6.	According to a Schedule 13D filed with the SEC on November 1, 2004, all shares are owned directly by the Laytona Jones 2004 Family Trust. The address of such trust is 6001 Liveoak Parkway, Norcross, Georgia 30093.

7.	Represents 200,000 shares of preferred stock convertible into 200,000 shares of common stock and a currently exercisable warrant to purchase 100,000 shares of common stock. The address of Billy R. Jones is 6001 Liveoak Parkway, Norcross, Georgia 30093.

8.	Represents 72,000 shares of preferred stock convertible into 72,000 shares of common stock, a currently exercisable warrant to purchase 36,000 shares of common stock and 25,000 stock options which may be exercised within 60 days of March 30, 2005.

9.	Represents 40,000 shares of preferred stock convertible into 40,000 shares of common stock, a currently exercisable warrant to purchase 20,000 shares of common stock, a currently exercisable warrant to purchase 22,857 shares of common stock and 12,000 stock options which may be exercised within 60 days of March 30, 2005.

10.	Includes 185,000 stock options which may be exercised within 60 days of March 30, 2005.

11.	Mr. Stout shares voting and investment power with respect to 59,114 shares of common stock held jointly with his wife, 40,000 shares of preferred stock convertible into 40,000 shares of common stock held jointly with his wife, and a currently exercisable warrant to purchase 20,000 shares of common stock held jointly with his wife. Mr. Stout possesses sole voting and investment power with respect to 12,000 stock options, which may be exercised within 60 days of March 30, 2005.

12.	Includes a currently exercisable warrant to purchase 22,857 shares of common stock and 12,000 stock options, which may be exercised within 60 days of March 30, 2005.

13.	Includes 12,000 stock options which may be exercised within 60 days of March 30, 2005.

14.	Includes 17,500 stock options which may be exercised within 60 days of March 30, 2005.

15.	Includes 3,333 stock options which may be exercised within 60 days of March 30, 2005.

16.	Includes 8,000 stock options which may be exercised within 60 days of March 30, 2005.

17.	Includes 152,000 shares of preferred stock convertible into 152,000 shares of common stock, currently exercisable warrants to purchase 121,714 shares of common stock and 286,833 stock options which may be exercised within 60 days of March 30, 2005.

Meetings and Committees of the Board of Directors

     During the year ended December 31, 2004, our board of directors held 13 meetings and the board of directors of ebank held 13 meetings. All of our directors and the directors of our bank attended at least 75% of the aggregate number of board meetings and the meetings of each committee on which they served. Our board of directors has also appointed a number of committees, including an audit committee and a compensation committee.

     All directors are invited and encouraged to attend the annual meeting of shareholders, which is followed by the annual meeting of the board of directors. In general, all directors attend the annual meeting of shareholders unless they are unable to do so due to unavoidable commitments or intervening events. All of the incumbent directors attended the 2004 annual meeting of shareholders except for Mr. Corona who had a previous business commitment.

Audit Committee

     The audit committee has the responsibility of reviewing our financial statements and our subsidiary bank’s financial statements, evaluating internal accounting controls, reviewing reports of regulatory authorities, and determining that all audits and examinations required by law are performed. The audit committee also approves the appointment of the independent auditors for the next fiscal year, approves the services to be provided by the independent auditors and the fees for such services, reviews and approves the auditor’s audit plans, reviews and reports upon various matters affecting the independence of the independent auditors, and reviews with the independent auditors the results of the audit and management’s responses. Our board of directors has adopted a written charter for our audit committee.

     The audit committee is composed of Mr. Drakeford, Mr. Corona, Mr. Link and Mr. Jackson. All of the members of the audit committee are considered “independent” as independence for audit committee members is defined in applicable rules of the National Association of Securities Dealers’ listing standards. The board of directors has determined that Walter Drakeford is an audit committee financial expert as defined by Item 401(e) of Regulation S-B of the Securities Exchange Act of 1934, as amended, and is independent within the meaning of Item 7(d)(3)(iv) of Schedule 14A of the Securities Exchange Act of 1934. For a brief listing of Mr. Drakeford’s relevant experience, please refer to “Nominees for Directorship” under Proposal No. 1: Election of Directors in this proxy statement. The audit committee met four times during the year ended December 31, 2004.

Audit Committee Report

     The audit committee has reviewed and discussed with management the audited financial statements for the year ended December 31, 2004. The audit committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61. The audit committee has also received from the independent auditors the written disclosures and the letter required by Independence Standards Board Standard No. 1 and has discussed with the independent auditors the independent auditors’ independence from our company and its management. The audit committee reported its findings to our board of directors. The audit committee’s report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate the information contained in the report by reference, and shall not be deemed filed under such acts.

     Based on the foregoing review and discussions and relying thereon, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on SEC Form 10-KSB for the fiscal year ended December 31, 2004 for filing with the SEC.

Audit Committee

Walter Drakeford
Gregory J. Corona
Kevin W. Link
Richard D. Jackson

Other Committees

     The compensation committee is composed of Messrs. Jackson, Bremer, Stout, and Drakeford. Our compensation committee is responsible for establishing our compensation plans. Its duties include the development with management of all benefit plans for our employees, the formulation of bonus plans, incentive compensation packages, and medical and other benefit plans. The compensation committee met two times in 2004.

     The board of directors has no standing nominating committee. The Company believes that, as a result of the role of the independent directors, as described below, it is not necessary to have a separate nominating committee at this time. Currently, seven of our eight directors, including the Chairman of our board of directors, are independent as determined utilizing the standards for director “independence” set forth in applicable rules of the National Association of Securities Dealers’ listing standards. James L. Box, President and Chief Executive Officer of the Company, is our only non-independent director. The entire board selects nominees for election as directors by majority vote, thus ensuring approval of all director nominees by a majority of the Company’s independent directors. In selecting nominees for director, the board does not operate pursuant to a charter.

     In selecting director nominees, the board will consider, among other factors, the existing composition of the board and their evaluation of the mix of board members appropriate for the perceived needs of the Company. Additionally, the Company’s Amended and Restated Bylaws provide that no individual who is or becomes a Business Competitor of the Company (or who becomes affiliated with, employed by or a representative of a Business Competitor) may serve as a director. “Business Competitor” is defined to include any organization which the board determines to be in competition with the Company or any of its subsidiaries (including, without limitation, any financial institution having branches or affiliates in Cobb County, Georgia unless the board determines otherwise). The board believes that continuity in leadership and board tenure maximizes the board’s ability to exercise meaningful board oversight. Because qualified incumbent directors are generally uniquely positioned to provide stockholders the benefit of continuity of leadership and seasoned judgment gained through experience as a director of the Company, the board will generally consider as potential candidates those incumbent directors interested in standing for re-election who they believe have satisfied director performance expectations, including regular attendance at, preparation for and meaningful participation in board and committee meetings.

     Generally, the board will consider stockholder recommendations of proposed director nominees if such recommendations are serious and timely received. To be timely, recommendations must be received in writing at the principal executive offices of the Company at least 120 days prior to the anniversary date of mailing of the Company’s proxy statement for the prior year’s annual meeting. In addition, any stockholder director nominee recommendation must include the following information:

•	the proposed nominee’s name and qualifications and the reason for such recommendation;

•	the name and record address of the stockholder(s) proposing such nominee;

•	the number of shares of stock of the Company which are beneficially owned by such stockholder(s); and

•	a description of any financial or other relationship between the stockholder(s) and such nominee or between the nominee and the Company or any of its subsidiaries.

In order to be considered by the board, any candidate proposed by one or more stockholders will be required to submit appropriate biographical and other information equivalent to that required of all other director candidates.

Compensation Committee Interlocks and Insider Participation

     None of our executive officers has served:

•	as a member of the compensation committee of another entity which has had an executive officer who has served on our compensation committee;

•	as a director of another entity which has had an executive officer who has served on our compensation committee; or

•	as a member of the compensation committee of another entity which has had an executive officer who has served as one of our directors.

Certain Relationships and Related Transactions

     We enter into banking and other transactions in the ordinary course of business with our directors and officers and their family members and affiliates. It is our policy that these transactions be on substantially the same terms, including price, interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties. We do not expect these transactions to involve more than the normal risk of collectibility nor to present other unfavorable features to us. Loans to individual directors and officers must also comply with our bank’s lending policies and statutory lending limits, and directors with a personal interest in any loan application are excluded from the consideration of their loan application. We intend for all of our transactions with our directors, officers, and other affiliates to be on terms no less favorable to us than could be obtained from an unaffiliated third party and to be approved by a majority of our disinterested directors.

     Pursuant to our compensation arrangement with Attkisson, Carter & Company (a greater than 5% beneficial owner at that time) for serving as Dealer Manager and Exchange Agent with respect to the private exchange offer which we conducted in 2003 to holders of our Series A preferred stock, in December 2003 we reset the exercise price for warrants to purchase 126,874 of our common stock previously issued for services rendered in two other private placements from $4.00 per share to $1.75 per share. We also reset the expiration date to three years from June 26, 2003, the date of expiration of the exchange offer.

     On February 11, 2004, we commenced an offering to raise up to $4 million of new capital through the sale of up to 3,703,704 shares of common stock at a price of $1.08 per share. As of June 10, 2004, the termination date of the offering, the following director and persons beneficially owning more than 5% of our common stock who invested more than $60,000 participated as investors on the same terms and conditions as other investors and invested the total aggregate amounts as follows: Richard D. Jackson, a director and greater than 5% beneficial owner at that time — $97,419.24; Henry Alperin, a greater than 5% beneficial owner at that time — $75,600.00; Billy R. Jones — a greater than 5% beneficial owner — $1,279,800.00; and Davis Terry, L.P., an entity that became a greater that 5% beneficial owner as a result of its participation in the offering — $899,998.56

     On December 28, 2004 and December 30, 2004, we accepted definitive Subscription Agreements for the private placement sale of shares of our common stock to two individual accredited investors. Terry L. Ferrero, a director of the Company, purchased 92,592 shares of common stock for an aggregate purchase price of $99,999.36. Tommy J. Duncan, who became a greater than 5% beneficial owner at the closing of the private placement, purchased 462,962 shares of common stock for an aggregate purchase price of $499,998.96.

Section 16(a) Beneficial Ownership Reporting Compliance

     As required by Section 16(a) of the Securities Exchange Act of 1934, our directors and executive officers and persons that beneficially own more than 10% of our common stock are required to report periodically their ownership of our common stock and any changes in ownership to the SEC. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file. Based solely on a review of Forms 3, 4, and 5 and any representations made to us, it appears that the Statement of Changes in Beneficial Ownership on such forms for these persons were filed in a timely fashion during the 2004 fiscal year except as described herein. One report, covering a total of seven transactions, was filed late by Terry Davis, L.P.

     A Form 5 is not required to be filed if there are no previously unreported transactions or holdings to report. Nevertheless, we are required to disclose the names of our directors, executive officers and greater than 10% beneficial owners who did not file a Form 5, unless we have obtained a written statement that no filing is required. As of March 30, 2005, we had not received any such written statement from each of Edgar Chapman and NCB Capital Corp. Collateral Account FBO Ronald L. Attkisson.

Independent Auditors

     We have selected Porter Keadle Moore, LLP to serve as our independent auditors for the year ending December 31, 2005. We expect a representative from this firm to attend the annual meeting and such representative will have the opportunity to make a statement if he desires and will be available to respond to appropriate questions.

     The following table sets forth the fees paid to Porter Keadle Moore, LLP for services provided during fiscal years 2004 and 2003:

	2004	2003
Audit Fees (1)	$95,700	$82,700
Audit-Related Fees (2)	3,500	17,500
Tax Fees (3)	7,100	12,500
All Other Fees	0	0

Total	$106,300	$112,700

(1)	Represents fees for professional services provided in connection with the audit of the Company’s annual financial statements for 2004 and 2003 and review of the Company’s quarterly financial statements.

(2)	Represents fees for professional services rendered for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and not included in “Audit Fees” above. In 2004, the fees primarily related to FHLB collateral verification testing. In 2003, the fees primarily related to information technology review, network vulnerability assessment, and FHLB collateral verification testing.

(3)	Represents fees for professional services rendered for tax compliance, tax advice, and tax planning. These fees were primarily related to IRC Section 382 implications for the Company.

     The Audit Committee approved the engagement of Porter Keadle Moore, LLP to serve as the Company’s independent auditors for the year ending December 31, 2005. The Audit Committee has adopted a policy that it is required to approve the audit and non-audit services to be performed by the independent auditor to assure that the provision of such services does not impair the auditor’s independence. All services, engagement terms, conditions and fees, as well as changes in such terms, conditions and fees must be approved by the Audit Committee in advance. The Audit Committee will annually review and approve services that may be provided by the independent auditor during the next year and will revise the list of approved services from time to time based on subsequent determinations. The Audit Committee believes that the independent auditor can provide tax services to the Company such as tax compliance, tax planning and tax advice without impairing the auditor’s independence. The authority to approve services may be delegated by the Audit Committee to one or more of its members, but may not be delegated to management. If authority to approve services has been delegated to an Audit Committee member, any such approval of services must be reported to the Audit Committee at its next scheduled meeting.

PROPOSAL NO. 2: APPROVAL OF AMENDMENT TO OUR STOCK INCENTIVE PLAN

Summary

     We are asking for your approval of an amendment (the “Amendment”), a copy of which is attached as Annex A, to our 1998 Stock Incentive Plan, as amended (the “Plan”). The Amendment would increase the number of shares of our common stock available under the Plan. Before the Amendment, the number of shares of our common stock available under the Plan was limited to 220,000. Upon approval of the Amendment, the number of shares available would be 650,000.

     The Amendment makes no additional changes to the Plan.

     Shareholders approved the Plan in May 1999. Shareholder approval is being sought for the Amendment so that we may grant incentive stock options which qualify for certain favorable tax consequences, as described below. On March 28, 2005, our Board of Directors adopted the Amendment, subject to shareholder approval, and directed that the Amendment be submitted to shareholders for approval at the 2005 Annual Meeting. Because directors may receive options under the Plan, they may be deemed to have a personal interest in seeing the Amendment approved.

Background and Rationale

     We believe that the issuance of stock options can promote our growth and profitability by providing additional incentives for participants to focus on our long-range objectives. We also believe that stock options help us to attract and retain highly qualified personnel and to link their interests directly to shareholder interests. We currently have only 7,083 shares of our common stock available under the Plan. Therefore, we ask you to approve this Amendment at the meeting so that we can grant additional incentive stock options.

Summary of the Plan and the Amendment

     The following summary of the Plan and Amendment is qualified in its entirety by the text of the Plan, as amended.

     The Plan authorizes the grant to our employees and directors of options to purchase shares of our common stock, par value $.01, from time to time during the term of the Plan. As of February 22, 2005, we had 26 full-time employees and 7 non-employee directors. Under the Amendment, the number of shares available for issuance under the Plan will be 650,000.

     Under the Plan, we may grant either incentive stock options (which qualify for certain favorable tax consequences, as described below) or nonqualified stock options; provided however, that directors who are not also employed by us are only eligible to receive non-qualified stock options under the Plan. The Plan will be administered by a committee consisting of at least two members of the Board of Directors. The committee will determine the employees and directors who will receive options and the number of shares that will be covered by their options.

     The committee will also determine the periods of time (not exceeding ten years from the date of grant in the case of an incentive stock option, or five years in the case of an incentive stock option granted to any beneficial owner of more than 10% of our common stock) during which options will be exercisable. However, directors, officers and persons owning more than 10% of our stock may not exercise any option less than six months after the option is granted. The committee will also determine whether termination of an optionee’s employment under various circumstances would terminate options granted under the Plan to that person. If granted an option under the Plan, the optionee will receive an option agreement specifying the terms of the options, such as the number of shares of common stock the optionee can purchase, the price per share, when the optionee can exercise the option, and when the option expires. The Plan provides that options will become exercisable immediately upon a change in control of the company. The Plan defines the term “change in control” to mean the occurrence of any of the following events (as determined by the committee of directors administering the Plan): (1) a change in the ownership, holding or power to vote more than 25% of the Company’s voting stock, (2) a change in the ownership or possession of the ability to control the election of a majority of the Company’s directors, (3) a change in the ownership or possession of the ability to exercise a controlling influence over the management or policies of the Company by any person or by persons acting as a “group” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934), or (4) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company (the “Continuing Directors”) cease for any reason to constitute at least two-thirds of the members of such Board of Directors, provided that any individual whose election or nomination for election as a member of such Board was approved by a vote of at least two-thirds of the Continuing Directors then in office shall be considered a Continuing Director.

     The option price per share is an amount to be determined by the Board of Directors, but will not be less than 100% of the fair market value per share on the date of grant (or 110%, in the case of any incentive stock option granted to a beneficial owner of more than 10% of our common stock). As of March 30, 2005, the closing price per share of our common stock as reported on the OTC Bulletin Board was $1.05. Generally, the option price will be payable in full upon exercise. Payment of the option price of any stock option may be made in cash, by delivery of shares of common stock (valued at their fair market value at the time of exercise), or by a combination of cash and stock. We will receive no consideration upon the grant of any option.

     Options generally may not be transferred except by will or by the laws of descent and distribution, and during an optionee’s lifetime may be exercised only by the optionee (or by his or her guardian or legal representative, should one be appointed). The grant of an option does not give the optionee any rights of a shareholder until the optionee exercises the option.

     The Board of Directors has the right at any time to terminate or amend the Plan. However, no such action may terminate options already granted or otherwise affect the rights of any optionee under any outstanding option without the optionee’s consent. In addition, the Board of Directors may not amend the Plan without shareholder approval if the amendment would (i) increase the total number of shares of common stock issuable pursuant to incentive stock options under the Plan (except in the case of a stock split, merger, or other reorganization) or (ii) change the class of employees eligible to receive incentive stock options under the Plan.

Federal Income Tax Consequences

     There are no federal income tax consequences to the optionee or to us on the granting of options. The federal tax consequences upon exercise will vary depending on whether the option is an incentive stock option or a nonqualified stock option.

     INCENTIVE STOCK OPTIONS. When an optionee exercises an incentive stock option, the optionee will not at that time realize any income, and we will not be entitled to a deduction. However, the difference between the fair market value of the shares on the exercise date and the exercise price will be a preference item for purposes of the alternative minimum tax. The optionee will recognize capital gain or loss at the time of disposition of the shares acquired through the exercise of an incentive stock option if the shares have been held for at least two years after the option was granted and one year after it was exercised. We will not be entitled to a tax deduction for compensation expense if the optionee satisfies these holding period requirements. The net federal income tax effect to the holder of the incentive stock options is to defer, until the acquired shares are sold, taxation on any increase in the shares’ value from the time of grant of the option to the time of its exercise, and to tax such gain, at the time of sale, at capital gain rates rather than at ordinary income rates.

     If the holding period requirements are not met, then upon a sale of the shares the optionee generally recognizes as ordinary income the excess of the fair market value of the shares at the date of exercise over the exercise price stated in the option agreement. Any increase in the value of the shares subsequent to exercise is taxed as long or short-term capital gain to the optionee, depending on the optionee’s holding period for the shares. However, if the sale is for a price less than the value of the shares on the date of exercise, the optionee might recognize ordinary income only to the extent the sales price exceeded the option price. In either case, we are entitled to a compensation expense deduction to the extent of ordinary income recognized by the optionee.

     NONQUALIFIED STOCK OPTIONS. Generally, when an optionee exercises a nonqualified stock option, the optionee recognizes ordinary income in the amount of the aggregate market price of the shares received upon exercise less the aggregate amount paid for those shares, and we may deduct as an expense the amount of income so recognized by the optionee. The holding period of the acquired shares begins upon the exercise of the option, and the optionee’s basis in the shares is equal to the market price of the acquired shares on the date of exercise. Any increase or decrease in the value of the shares between the exercise date and the date of any subsequent sale of the shares by the optionee will be treated for tax purposes as either long-term or short-term capital gain (or loss, as applicable) upon sale of the shares, depending upon the optionee’s holding period.

New Plan Benefits Table

     The following table sets forth the number of shares underlying options to be granted to each of the parties named therein pursuant to the 1998 Stock Incentive Plan, as amended:

	1998 Stock Incentive Plan, as amended
Name and Position	Dollar Value ($)	Number of Options

James L. Box, Chief Executive Officer	(1)	(1)
Wayne W. Byers, Chief Financial Officer	(1)	(1)
Michael J. Curasi, Senior Credit Officer	(1)	(1)
All Executive Officers, as a group	(1)	(1)
All Non-Executive Directors, as a group	(1)	(1)
All Non-Executive Officer Employees, as a Group	(1)	(1)

(1) Because awards granted under the 1998 Stock Incentive Plan, as amended, are determined from time to time by the committee, it is not possible to determine what future awards the committee will grant under the 1998 Stock Incentive Plan.

The board of directors recommends a vote

For
approval of the amendment
to the 1998 Stock Incentive Plan.
Proxies received by the Board of Directors will be so voted unless shareholders specify in their proxies a contrary choice.

Shareholder Proposals for the 2005 Annual Meeting of Shareholders

     If you want us to consider including a proposal in our 2006 proxy statement, you must deliver a written copy of your proposal to our secretary at our principal executive offices no later than December 19, 2005. To ensure prompt receipt by the Company, the proposal should be sent certified mail, return receipt requested. Proposals must comply with our bylaws relating to shareholder proposals and must meet the requirements set forth in rules and regulations promulgated by the Securities and Exchange Commission in order to be included in our proxy materials. If you notify us after March 4, 2006, of your intent to present a proposal at our 2006 annual meeting, we will have the right to exercise our discretionary voting authority with respect to such proposal, if presented at the meeting, without including information regarding such proposal in our proxy material.

Shareholder Communications to the Board of Directors

     Shareholders who wish to communicate with members of the board, including the independent directors individually or as a group, may send correspondence to them in care of the Secretary of the Company at the Company’s corporate headquarters, 2410 Paces Ferry Road, Suite 190 Atlanta, Georgia, 30339.

A copy of the Company’s Form 10-KSB for the fiscal year ended December 31, 2004, as filed with the Securities and Exchange Commission, accompanies the mailing of this Proxy Statement. In addition, a copy of the 10-KSB will be furnished without charge to common stockholders as of the record date upon written request to ebank Financial Services, Inc., c/o Wayne W. Byers, Chief Financial Officer, 2410 Paces Ferry Road, Suite 190, Atlanta, Georgia, 30339. The Company hereby undertakes to provide to any recipient of this Proxy Statement, upon his or her request and payment of a fee of $0.25 per page to reimburse the Company for its expenses in connection therewith, a copy of any of the exhibits to the annual report on Form 10-KSB.

ANNEX A

THIRD AMENDMENT TO THE
1998 STOCK INCENTIVE PLAN

     WHEREAS, the Board of Directors approved the following amendment to the 1998 Stock Incentive Plan, as amended (the “Plan”);

     NOW, THEREFORE, the Plan is hereby amended as follows:

1. Amendment.

The first paragraph of Section 5.1 of the Plan is amended to read as follows:

     5.1 Limitations. The maximum number of shares that may be issued hereunder shall be 650,000, subject to any antidilution adjustment which may be required pursuant to the provisions of Section 5.2 hereof. Any or all shares of Stock subject to the Plan may be issued in any combination of Incentive Stock Options or non-Incentive Stock Options. Shares subject to an Option may be either authorized and unissued shares or shares issued and later acquired by the Company. The shares covered by any unexercised portion of an Option that has terminated for any reason (except as set forth in the following paragraph) may again be optioned under the Plan, and such shares shall not be considered as having been optioned or issued in computing the number of shares of Stock remaining available for option hereunder.

     2. Approval. Except as hereinabove amended and modified, the Plan is approved, ratified, and affirmed without further modification or amendment.

     IN WITNESS WHEREOF, the Company has caused this Amendment to be executed as of March 28, 2005, in accordance with the authority provided by the Board of Directors.

ebank Financial Services, Inc.
By:	/s/ Wayne W. Byers
Title: CFO

PROXY SOLICITED FOR ANNUAL MEETING OF SHAREHOLDERS OF EBANK FINANCIAL SERVICES, INC.
To be held on May 16, 2005

THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS

     The undersigned hereby constitutes and appoints James L. Box and Gary M. Bremer, and each of them, his or her true and lawful agents and proxies with full power of substitution in each, to represent and vote, as indicated on the reverse side, all of the shares of common stock of ebank Financial Services, Inc. that the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the Company to be held at 2410 Paces Ferry Road, Suite 190, Atlanta, Georgia 30339, at 4:00 p.m. local time, and at any adjournments, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is acknowledged. These proxies are directed to vote on the matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement as listed on the reverse side.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ebank Financial Services, Inc.

Vote on Directors

1.	Proposal to elect the two Class I directors to serve three year terms: 01) Terry L. Ferrero 02) Walter Drakeford	For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below:

Vote on Amendment to 1998 Stock Incentive Plan

		For	Against	Abstain
2.	Proposal to approve an amendment to the 1998 Stock Incentive Plan	☐	☐	☐

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted “for” Proposal No. 1 to elect two Class I directors to serve on the board of directors for three-year terms and “for” Proposal No. 2 to approve the amendment to the 1998 Stock Incentive Plan and, in their discretion, such other business that may properly come before the meeting or any adjournment thereof.

Please sign exactly as name or names appear on your stock certificate. Where more than one owner is shown on your stock certificate, each owner should sign. Persons signing in a fiduciary or representative capacity shall give full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX] Date:	Signature (Joint Owners) Date: